UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. ______ )*

                           Petco Animal Supplies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    716016209
                     --------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                          [X] Rule 13d-1(b)
                          [ ] Rule 13d-1(c)
                          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

CUSIP No.  716016209                   13G                    Page 2 of 10 pages

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Columbia Wanger Asset Management, L.P.  04-3519872

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                             (a)    [ ]
                                                                   (b)    [ ]

--------------------------------------------------------------------------------
 3      SEC USE ONLY


--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           3,345,100

                    ------------------------------------------------------------
                    6      SHARED VOTING POWER
     NUMBER OF
       SHARES              0
    BENEFICIALLY
      OWNED BY      ------------------------------------------------------------
        EACH               7      SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH            3,345,100

                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,345,100

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable                                                    [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.8%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IA

--------------------------------------------------------------------------------

CUSIP No.  716016209                   13G                    Page 3 of 10 pages

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        WAM Acquisition GP, Inc.

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                             (a)    [ ]
                                                                   (b)    [ ]

--------------------------------------------------------------------------------
 3      SEC USE ONLY


--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0

                    ------------------------------------------------------------
                    6      SHARED VOTING POWER
     NUMBER OF
       SHARES              3,345,100
    BENEFICIALLY
      OWNED BY      ------------------------------------------------------------
        EACH        7      SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH            0

                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           3,345,100

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,345,100

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable                                                    [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.8%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO

--------------------------------------------------------------------------------

Item 1(a)      Name of Issuer:

                     Petco Animal Supplies, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                     9125 Rehco Road
                     San Diego, California  92121

Item 2(a)      Name of Person Filing:

                     Columbia Wanger Asset Management, L.P. ("WAM")
                     WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP")

Item 2(b)      Address of Principal Business Office:

                     WAM and WAM GP are located at:

                     227 West Monroe Street, Suite 3000
                     Chicago, Illinois  60606

Item 2(c)      Citizenship:

                     WAM is a Delaware limited partnership and WAM GP is a Delaware corporation.

Item 2(d)      Title of Class of Securities:

                     Common Stock

Item 2(e)      CUSIP Number:

                     716016209

Item 3         Type of Person:

                     (e)    WAM is an Investment Adviser registered under
`                           section 203 of the Investment Advisers Act of 1940;
                            WAM GP is the General Partner of the Investment Adviser.

                               Page 4 of 10 pages

Item 4         Ownership (at December 31, 2005):

                     (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                            (i) WAM:          3,345,100
                            (ii) WAM GP:      3,345,100

                     (b)    Percent of class:

                            (i) WAM:          5.8%
                            (ii) WAM GP:      5.8%

                     (c)    Number of shares as to which such person has:

                                   (1)    sole power to vote or to direct the
                                          vote:

                                          (i) WAM:     3,345,100
                                          (ii) WAM GP: 0

                                   (2)    shared power to vote or to direct the
                                          vote:

                                          (i) WAM:     0
                                          (ii) WAM GP: 3,345,100

                                   (3) sole power to dispose or to direct the disposition of:

                                          (i) WAM:     3,345,100
                                          (ii) WAM GP: 0

                                   (4)    shared power to dispose or to direct
                                          disposition of:

                                          (i) WAM:     0
                                          (ii) WAM GP: 3,345,100

Item 5         Ownership of Five Percent or Less of a Class:

                     Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                     Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                     Not Applicable

                               Page 5 of 10 pages

Item 8         Identification and Classification of Members of the Group:

                     Not Applicable

Item 9         Notice of Dissolution of Group:

                     Not Applicable


Item 10        Certification:

                     By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               Disclaimer

                     In accordance with Rule 13d-4 of the Securities Exchange
               Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                               Page 6 of 10 pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2006

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                      WAM Acquisition GP, Inc.
                                          for itself and as general partner of
                                          COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                      By:  /s/ Bruce H. Lauer
                                           -------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary

                               Page 7 of 10 pages

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 13, 2006 by and among Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.

                               Page 8 of 10 pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

               Dated:  February 13, 2006

                                      WAM Acquisition GP, Inc.
                                          for itself and as general partner of
                                          COLUMBIA WANGER ASSET MANAGEMENT, L.P.

                                      By:  /s/ Bruce H. Lauer
                                           -------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary

                               Page 9 of 10 pages

New York Stock Exchange, Inc.
November 10, 2003


                                   DECHERT LLP
             200 Clarendon Street, 27th Floor, Boston, MA 02116-5021
                         617.728.7100 o Fax 617.727.6567

JANICE M. BISHOP
617.728.8624
Janice.bishop@dechert.com


                                February 13, 2006

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         The accompanying filing is Schedule 13G of Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. relating to the Common Stock of Petco Animal Supplies, Inc.

                                          Very truly yours,

                                          /s/ Janice M. Bishop
                                          ----------------------------------
                                          Janice M. Bishop
                                          Admitted in New York; Admission to the
                                          Massachusetts Bar is pending Practice
                                          is supervised by a member of the
                                          Massachusetts Bar


cc:      NASDAQ (w/encl)
         Columbia Wanger Asset Management, L.P. (w/encl)
         Petco Animal Supplies, Inc. (w/encl)

                               Page 10 of 10 pages